As filed with the Securities and Exchange Commission on May 19, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

SBA COMMUNICATIONS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation or Organization)

65-0716501

(I.R.S. Employer Identification No.)

5900 Broken Sound Parkway N.W. Boca Raton, Florida	33487
(Address of Principal Executive Offices)	(Zip Code)

SBA Communications Corporation 2010 Performance and Equity Incentive Plan

(Full Title of the Plan)

Thomas P. Hunt

Senior Vice President, Chief Administrative Officer and General Counsel

SBA Communications Corporation

5900 Broken Sound Parkway N.W.

Boca Raton, Florida 33487

(Name and Address of Agent For Service)

(561) 995-7670

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Kara L. MacCullough, Esq.

Holland & Knight LLP

Suite 3000

701 Brickell Avenue

Miami, FL 33131

(305) 374-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Class A Common Stock	15,000,000 shares	$ 33.76	$ 506,400,000	$ 36,106.32

(1)	This Registration Statement covers a total of 15,000,000 shares of Class A common stock that are available for issuance under the SBA Communications Corporation 2010 Performance and Equity Incentive Plan. This Registration Statement shall also cover any additional shares of Class A common stock which become issuable under the 2010 Performance and Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of SBA Communications Corporation’s outstanding shares of Class A common stock.
(2)	Calculated solely for the purpose of this offering under Rule 457(h) of the Securities Act of 1933 on the basis of the average of the high and low selling prices per share of Class A common stock of SBA Communications Corporation on May 14, 2010, as reported by the Nasdaq Global Select Market.

Part I

Information Required in the Section 10(a) Prospectus

The documents containing the information specified in Part I of this Registration Statement will be sent or given to all persons who participate in the SBA Communications Corporation 2010 Performance and Equity Incentive Plan (the “Plan”), as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference

The following documents, which have been filed with the Commission by SBA Communications Corporation (the “Company”), are incorporated by reference herein, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K:

Commission Filing (File No. 000-30110)	Period Covered or Date of Filing

Annual Report on Form 10-K (including the portions of our Proxy Statement on Schedule 14A for our 2010 Annual Meeting of Shareholders filed with the SEC on March 25, 2010 that are incorporated by reference therein)	Year ended December 31, 2009

Quarterly Report on Form 10-Q	Quarter ended March 31, 2010

Current Reports on Form 8-K	February 18, 2010, April 14, 2010, April 22, 2010 and May 10, 2010

Description of our Class A Common Stock contained in Registration Statement on Form 8-A and any amendment or report filed for the purpose of updating such description	June 9, 1999 and January 14, 2002

All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold	After the date of this Registration Statement

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Under Section 607.0831 of the Florida Business Corporation Act (the “FBCA”), a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act regarding corporate management or policy unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes: (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which the liability provisions of Section 607.0834 are applicable, (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.

Under Section 607.0850 of the FBCA, a corporation has power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, has reasonable cause to believe that his or her conduct was unlawful.

In addition, under Section 607.0850 of the FBCA, a corporation has the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Under Section 607.0850 of the FBCA, the indemnification and advancement of expenses provided pursuant to Section 607.0850 of the FBCA are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the above liability provisions of Section 607.0834 are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Our articles of incorporation provide that we will, to the fullest extent permitted by applicable law and our bylaws, as amended from time to time, indemnify all of our officers and directors. Our bylaws provide that the board of directors, in its discretion, may on behalf of the Company purchase insurance on behalf of a person who was or is a director, officer or employee of the Company. To the extent that such insurance is not in effect or does no apply, and is it permitted by the bylaws, the Company will indemnify each officer and director who is a party to a suit or action by reason of the fact that he or she served in such capacity for expenses reasonably incurred in connection with an action or suit if he or she acted in good faith, and with respect to a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Additionally, to the extent that such insurance is not in effect or does not apply, and it is permitted by the bylaws, the Company will indemnify each officer and director who was or is a party to a suit or action by or in the right of the Company by reason of the fact that he or she served in such capacity for expenses reasonably incurred in connection with such action or suit if he or she acted in good faith, except that no indemnification will be made in respect of a claim or action for which the person is adjudged to be liable for negligence or misconduct in the performance of his or her duties to the Company, unless and to the extent that the court in which the claim is brought determines that such person is entitled to indemnity.

We have entered into indemnification agreements with our directors and certain officers that provide for the indemnification of our directors and certain officers, to the fullest extent permitted by the Florida Business Corporation Act, our articles of incorporation and our bylaws, against expenses incurred by such persons in connection with their service as (i) our director or officer, (ii) in any capacity with respect to any of our employee benefit plans, or (iii) as a director, partner, trustee, officer, employee or agent of any other entity at our request. In addition, the agreements provide for our obligation to advance expenses, under certain circumstances, and provide for additional procedural protections.

We maintain directors’ and officers’ liability insurance for our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Exhibits

5.1	Opinion of Holland & Knight LLP regarding the legality of the Class A common stock being registered.

10.89	SBA Communications Corporation 2010 Performance and Equity Incentive Plan.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Holland & Knight LLP (included in Exhibit 5.1).

24.1	Power of Attorney of certain directors and officers of SBA Communications Corporation (set forth on the signature page of this Registration Statement).

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however , that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on this 19 th day of May, 2010.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Jeffrey A. Stoops
Name: Jeffrey A. Stoops
Title: President and Chief Executive Officer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Jeffrey A. Stoops and Brendan T. Cavanagh, or either of them, each acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, in connection with the registrant’s Registration Statement on Form S-8 under the Securities Act of 1933, including to sign the Registration Statement in the name and on behalf of the registrant or on behalf of the undersigned as a director or officer of the registrant, and any and all amendments or supplements to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Steven E. Bernstein	Chairman of the Board of Directors	May 19, 2010
Steven E. Bernstein

/s/ Jeffrey A. Stoops	Chief Executive Officer, President and Director	May 19, 2010
Jeffrey A. Stoops	(Principal Executive Officer)

/s/ Brendan T. Cavanagh	Chief Financial Officer	May 19, 2010
Brendan T. Cavanagh	(Principal Financial Officer)

/s/ Brian D. Lazarus	Chief Accounting Officer	May 19, 2010
Brian D. Lazarus	(Principal Accounting Officer)

/s/ Kevin L. Beebe	Director	May 19, 2010
Kevin L. Beebe

/s/ Brian C. Carr	Director	May 19, 2010
Brian C. Carr

/s/ Duncan H. Cocroft	Director	May 19, 2010
Duncan H. Cocroft

/s/ George R. Krouse, Jr.	Director	May 19, 2010
George R. Krouse, Jr.

/s/ Jack Langer	Director	May 19, 2010
Jack Langer

Exhibit Index

Exhibit Number	Description

5.1	Opinion of Holland & Knight LLP regarding the legality of the Class A common stock being registered.

10.89	SBA Communications Corporation 2010 Performance and Equity Incentive Plan.

23.1	Consent of Ernst & Young LLP.